Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 28, 2025, relating to the financial statements of The Simply Good Foods Company and subsidiaries and the effectiveness of The Simply Good Foods Company and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Simply Good Foods Company for the year ended August 30, 2025.

/s/Deloitte & Touche

Denver, Colorado

February 6, 2026